For Immediate Release

U.S. ENERGY CORP. REPORTS THIRD QUARTER 2013 HIGHLIGHTS AND SELECTED FINANCIAL RESULTS

PROVIDES AN OPERATIONAL UPDATE

RIVERTON, Wyoming – November 12, 2013 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”), today reported its third quarter 2013 highlights and selected financial results for the three and nine months ended September 30, 2013, and also provided an operational update.

Selected highlights for the three and nine months ended September 30, 2013

Financial and Operational Results

•	During the three months ended September 30, 2013, the Company produced 101,987 barrels of oil equivalent (“BOE”), or 1,109 BOE/D from 101 gross (15.14 net) wells.

•
Oil and Gas operations produced operating income of $2.5 million during the quarter ended September 30, 2013 as compared to operating income of $1.7 million during the quarter ended September 30, 2012.

•
The Company recognized $8.6 million in revenues during the three months ended September 30, 2013 as compared to $7.6 million during the same period of the prior year.  The $943,000 increase in revenue is primarily due to higher realized oil and gas prices in 2013 when compared to 2012.

•	At September 30, 2013, the Company had $5.5 million in cash and cash equivalents on hand. Working capital (current assets minus current liabilities) was $5.1 million.

•
On September 11, 2013 the Company completed the sale of the Remington Village Apartment Complex located in Gillette, Wyoming to an affiliate of the Miller Frishman Group, LLC for $15.0 million.  A related commercial note in the amount of $9.5 million was paid in full at closing and net proceeds to the Company were approximately $5.0 million as a result of the sale.

•	The Company recognized $24.4 million in revenues during the nine months ended September 30, 2013.

•
During the nine months ended September 30, 2013, we received average revenue of $2.7 million per month from our producing wells with an average operating cost of $637,000 per month (excluding workover costs), and production taxes of $278,000 before non-cash depletion expense, for an average cash flow of $1.8 million per month from oil and gas production before non-cash depletion expense.

Press Release
November 12, 2013

•
General and administrative expenses decreased by $1.4 million during the nine months ended September 30, 2013 as compared to general and administrative expenses for the nine months ended September 30, 2012.

•
Earnings before interest, income taxes, depreciation, depletion and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash stock compensation expense ("Modified EBITDAX"), was $11.5 million for the nine months ended September 30, 2013, an increase of 16.3% from $9.9 million for the same period in 2012.  Modified EBITDAX is a non-GAAP financial measure.  Please refer to the reconciliation in this release for additional information about this measure.*

Operations Update

South Texas - Buda Limestone formation

Booth-Tortuga Prospect

The Company participates with Contango Oil & Gas Company in approximately 10,140 gross (3,042 net) acres in the Booth-Tortuga acreage block in Dimmit County, Texas which are prospective for the Buda Limestone and other formations.  The Company has an approximate 30% working interest and an approximate 22.5% net revenue interest in the acreage.

The Beeler #2H well, our first Buda Limestone formation targeted well began producing in May 2013.  The well has produced approximately 102,500 gross BOE through October 31, 2013.

In July 2013, the operator spud the second well targeting the Buda formation in Dimmit County, Texas, the Beeler #3H (~30% WI / ~22.5% NRI).  The well was drilled to a total measured depth of 10,800 feet, including a 3,215 foot lateral, was completed naturally without fracture stimulation, and commenced production in September at a peak 24-hour initial rate of 1,260 BOE/D (92% oil), and had a thirty-day average production rate of 859 BOE/D.

In September 2013, the operator spud the third well targeting the Buda formation.  The Beeler #4H (~30% WI / ~22.5% NRI) was drilled to a total measured depth of 11,350 feet, including a 3,777 foot lateral.  The well was completed naturally without fracture stimulation, and commenced production at a peak 24-hour initial rate of 1,430 BOE/D (84% oil), and a thirty-day average production rate of 1,190 BOE/D.

Currently the operator is drilling the Beeler #5H (~30% WI / ~22.5% NRI) well targeting the Buda formation.  The well is currently drilling at a depth of 7,696 feet, with a planned 3,636 foot lateral.

We expect this rig to remain active in the area for the remainder of this year and throughout 2014 to continue to delineate and evaluate the Buda potential over a larger area than has currently been drilled.

Press Release
November 12, 2013

Big Wells Prospect

On August 5, 2013, under an area of mutual interest election, the Company also acquired a 15% working interest (~ 11.25% net revenue interest) in an additional 4,243 gross acres (~636 net to the Company) from a private oil and gas company based in San Antonio, Texas.  The new leasehold is contiguous to the southwestern portion of the Booth-Tortuga acreage block held with Contango Oil and Gas.  Under the terms of the election, the leasehold interest is subject to a 25% back-in upon project payout.

The Willerson #1H well (~ 15% WI / ~11.25% NRI), targeting the Buda formation was recently completed in the Big Wells prospect at a total measured depth of 11,030 feet, including a 3,300 foot lateral.  Initial flow rates have been very positive, and we will continue to monitor the well and observe performance before releasing results.

Williston Basin, North Dakota

Bakken and Three Forks formations

Williston Basin Initial Production Rates and Wells in Progress Table:

Well Name	Operator	Formation	Working Interest	Net Revenue Interest	Status
Talon 1-9-4H	Emerald Oil Inc.	Bakken	0.27%	0.21%	Producing - IP Rate 1,311 BOE/D
Slugger 1-16-21H	Emerald Oil Inc.	Bakken	0.36%	0.28%	Producing - IP Rate 1,342 BOE/D
Excalibur 5-25-36H	Emerald Oil Inc.	Bakken	0.82%	0.61%	Producing - IP Rate 1,842 BOE/D
Caper 1-15-22H	Emerald Oil Inc.	Bakken	0.73%	0.57%	Producing - IP Rate 2,063 BOE/D
Gene Zumhof Federal 5300 11-23T	Oasis Petroleum	Three Forks	0.41%	0.31%	Producing - IP Rate 3,203 BOE/D
State 36-1 #4TFH	Statoil	Three Forks	3.64%	2.88%	Producing - IP Rate 3,771 BOE/D
Excalibur 4-25-36H	Emerald Oil Inc.	Three Forks	0.82%	0.61%	Completing
Excalibur 3-25-36H	Emerald Oil Inc.	Bakken	0.82%	0.61%	Drilled - completion pending
Caper 5-22-15H	Emerald Oil Inc.	Bakken	0.73%	0.57%	Drilled - completion pending
Caper 6-22-15H	Emerald Oil Inc.	Bakken	0.73%	0.57%	Drilled - completion pending
Wayne Zumhof Federal 5300 44-15T	Oasis Petroleum	Three Forks	4.34%	3.25%	Drilled - compleiton pending
Aspen Federal 5300 24-15B	Oasis Petroleum	Bakken	4.34%	3.25%	Drilled - completion pending
Hovde 33-4 #3TFH	Statoil	Three Forks	2.45%	1.94%	Drilled - completion pending
Hovde 33-4 2TFH	Statoil	Three Forks	2.47%	1.95%	Drilled - completion pending
Hovde 33-4 #4H	Statoil	Bakken	2.45%	1.94%	Drilling
Birch Federal 5300 24-15T	Oasis Petroleum	Three Forks	4.34%	3.25%	Drilling
Power Federal 5300 14-15B	Oasis Petroleum	Bakken	4.34%	3.25%	To Spud Q4 2013
		Average:	2.00%	1.53%

Press Release
November 12, 2013

CEO Statement

“We are pleased to announce our year over year progress in the development of our oil and gas portfolio as we move into the fourth quarter of 2013.  Looking forward, we are pleased with Contango’s decision to continue to develop the Booth-Tortuga acreage into 2014 as the prospect thus far has produced encouraging results,” said Keith Larsen, CEO of U.S. Energy Corp.  “We remain cautiously optimistic about the potential of this program and need to allow ourselves ample time to further evaluate the initial wells’ performance and assess the project’s overall potential with a disciplined development approach,” he added.

Press Release
November 12, 2013

Financial Highlights

The following table sets forth selected financial information for the three and nine months ended September 30, 2013 and 2012.  This information is derived from the financial statements filed with Company’s Form 10-Q for the nine months ended September 30, 2013, and should be read in conjunction with the financial statements contained therein, including the notes to the financial statements.

U.S. ENERGY CORP.
CORPORATE PRESENTATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)

	September 30,	December 31,
	2013	2012
Balance Sheets:
Cash and cash equivalents	$5,538	$2,825
Current assets	$11,920	$26,015
Current liabilities	$6,814	$13,253
Working capital	$5,106	$12,762
Total assets	$125,356	$140,827
Long-term obligations	$8,521	$11,457
Shareholders' equity	$110,021	$116,117

Shares Outstanding	27,682,602	27,652,602

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Statements of Operations:
Operating revenues	$8,582	$7,639	$24,376	$24,496
Income (loss) from continuing operations	$359	$(2,709)	$(5,683)	$(4,412)
Other income & expenses	$(1,065)	$(446)	$(786)	$1,048
Benefit from income taxes	$-	$1,285	$-	$1,294
Discontinued operations, net of taxes	$(128)	$(75)	$310	$(1,246)
Net (loss)	$(834)	$(1,945)	$(6,159)	$(3,316)
Net (loss) per share
Basic and diluted	$(0.03)	$(0.07)	$(0.22)	$(0.12)
Weighted average shares outstanding
Basic and diluted	27,682,602	27,468,355	27,677,382	27,458,249

Press Release
November 12, 2013

*Non-GAAP Financial Measures

Modified EBITDAX

In addition to reporting net income (loss) as defined under GAAP, in this release we also present net earnings before interest, income taxes, depreciation, depletion, and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash stock compensation expense ("Modified EBITDAX"), which is a non-GAAP performance measure.  Modified EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated. Modified EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors, as a performance measure.  Modified EBITDAX does not represent, and should not be considered an alternative to, GAAP measurements, such as net income (loss) (its most directly comparable GAAP measure), or as a measure of liquidity, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.  We also believe that Modified EBITDAX is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries.  Our management uses Modified EBITDAX to manage our business, including preparation of our annual operating budget and financial projections.  Our management does not view Modified EBITDAX in isolation and also uses other measurements, such as net income (loss) and revenues, to measure operating performance.  The following table provides a reconciliation of net income (loss) to Modified EBITDAX for the periods presented (in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Net (loss)	$(834)	$(1,945)	$(6,159)	$(3,316)
Impairment of oil and natural gas properties	--	--	5,828	523
Impairment of corporate aircraft and facilities	--	1,756	--	1,756
Impairment of Remington Village, net of tax	--	--	--	1,261
Accretion of asset retirement obligation	10	9	28	25
Non-cash compensation expense	151	336	400	465
Unrealized (gain) loss on commodity derivatives	768	478	1,056	(1,233)
(Benefit from) provision for income taxes	--	(1,285)	--	(1,294)
Interest expense	71	53	229	128
Depreciation, depletion and amortization	3,272	3,562	10,086	11,542
Modified EBITDAX (Non-GAAP) (*)	$3,438	$2,964	$11,468	$9,857

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Press Release
November 12, 2013

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 10-Q for the three and nine months ended September 30, 2013 which is available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy’s expected future production and capital expenditures and projects, its drilling and fracing of wells with industry partners and potential additional drilling opportunities, its ownership interests in those wells, the oil and natural gas targets or goals for the wells, future capital expenditures  and projects, future expenses, production, costs and sale transactions, and activities relating to the Mount Emmons project.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  Future transactions may not close on the terms we anticipate or at all.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended September 30, 2013) all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com